Form 12b-25

                     U.S. SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  FORM 12b-25        Commission File No. 0-19844
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                           NOTIFICATION OF LATE FILING

                                  (Check One):

[ ] Form 10-K and 10-KSB [ ]Form 20-F  [ ] Form 11-K
[X] Form 10-Q and 10-QSB [ ] Form N-SAR

For Period Ended: December 31, 1997

[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR

For the Transition Period Ended:

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         Nothing in this form shall be  construed  to imply that the  Commission has verified any information contained herein.

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         If the  notification  relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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 ................................................................................

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PART I - REGISTRANT INFORMATION

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Full name of Registrant                          PARACELSIAN, INC.
                                                 -------------------------------

Former name if applicable                               N/A
                                                 -------------------------------

Address of principal executive office              22 LANGMUIR LABORATORIES
(street and number)                                CORNELL TECHNOLOGY PARK
                                                 -------------------------------

City, State and Zip Code                           ITHICA, NEW YORK  14850
                                                 -------------------------------


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PART II - RULES 12B-25(b) AND (c)

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If the subject report could not be filed without  unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed.

[X]      (a)  The reasons  described  in  reasonable  detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ]      (c)  The  accountant's  statement  or other  exhibit  required  by Rule
12b-25(c) has been attached if applicable.

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PART III - NARRATIVE

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         Due to changes in senior  management and legal counsel,  the registrant was unable to prepare its quarterly 10-Q on a timely basis. On January 14, 1998, Tom Tachovsky resigned his position as President and acting Chief Executive Officer and Chief Financial Officer. On the same date, Bernard Landes was appointed as President, Chief Executive Officer and Chief Financial Officer. The Registrant expects to file its Form 10-Q for the three months ended December 31, 1997 by February 23, 1998, 5 calendar days after February 17, 1998, the due date of such Report.

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PART IV - OTHER INFORMATION

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          (1)  Name and telephone  number of person to contact in regard to this notification


          Bernard Landes                            607-257-4224
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               (Name)                            (Telephone Number)


         (2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                                [X] Yes   [ ] No


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         If  so:  Attach  an  explanation  of  the  anticipated   change,   both
narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                                Paracelsian, Inc.
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has  caused  this  notification  to be signed on its  behalf by the  undersigned thereunto duly authorized.


Date   February 17, 1998                    By /s/ Bernard Landes
                                             --------------------------------


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                                    ATTENTION

         Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).


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PART IV (3)


         The significant changes in the results of operations from the corresponding period for the last fiscal year are the write-off of intangible assets, including the Traditional Chinese Medicines library, the Licensing Agreement with the Chinese Institute of Traditional Medicine and patent and trademarks. This reflects a right off of $1,400,000 of the net assets of the Company.


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